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E. I. du Pont de Nemours and Company
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Contact:	Dan Turner
302-774-0081
daniel.a.turner@dupont.com

DuPont Issues Statement on White Paper

WILMINGTON, Del., Feb. 11, 2015 — Today DuPont issued the following statement on the release of a new white paper by Trian Fund Management, L.P:

DuPont continues to aggressively advance its plan to deliver higher growth and higher value.

We have delivered 266 percent in total shareholder returns during management’s tenure through 2014, and have delivered 17 percent, 78 percent, and 160 percent over the last one-, three- and five-year periods, respectively, all in excess of our proxy peers and the S&P 500.

We continue to implement a broad program of change to shape the next major era of market driven innovation at DuPont, including:

•                  The separation of Chemours, the latest step in the multi-year transformation of our portfolio to focus our effort and investment on highest potential commercial opportunities where our advantaged science will deliver greater value.  This includes the acquisition of Danisco and Pannar, as well as the separation of Chemours, upon completion of which we will have divested a total of $11 billion worth of legacy businesses in the past three years alone;

•                  A relentless focus on productivity to reshape our new company, which is yielding accelerated cost savings and redesign;

•                  Significant ongoing return of capital to shareholders;

•                  An ongoing focus on strong corporate governance, adding six new directors since 2011.

Our Board and management team have attempted to engage constructively with Trian, including more than 20 conversations with the Trian team, involving our senior management or our lead independent director. We recently reached out to Mr. Peltz in an effort to reach a resolution and avoid a costly and distracting proxy fight. He refused, however, to even consider any path forward that did not involve Nelson Peltz himself being added personally to the DuPont Board.

The Board and management have carefully considered Trian’s proposals to break up the company and have concluded that they are costly and high risk and would not serve the interests of shareholders.  We will review Trian’s latest presentation thoroughly, as we have done with each previous white paper.  While our Board and management team are always open to good new ideas, we remain focused on executing our strategy and continuing to deliver value to DuPont shareholders.

E. I. du Pont de Nemours and Company

DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802.  The company believes that by collaborating with customers, governments, NGOs, and thought leaders we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment.  For additional information about DuPont and its commitment to inclusive innovation, please visit http://www.dupont.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

DuPont intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2015 Annual Meeting.  DUPONT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

DuPont, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from DuPont stockholders in connection with the matters to be considered at DuPont’s 2015 Annual Meeting. Information about DuPont’s directors and executive officers is available in DuPont’s proxy statement, dated March 14, 2014, for its 2014 Annual Meeting. To the extent holdings of DuPont’s securities by such directors or executive officers have changed since the amounts printed in the 2014 proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with DuPont’s 2015 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by DuPont with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at DuPont’s website at www.dupont.com or by contacting DuPont Investor Relations at (302) 774-4994.

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2/11/15